Exhibit 10.23

MANAGEMENT SERVICES AGREEMENT

THIS MANAGEMENT SERVICES AGREEMENT (this “Agreement”) is made and entered into effective as of the 1st day of January, 2006 (the “Effective Date”) by and between Virtual Radiologic Corporation, a Delaware corporation (“VRC”) and Virtual Radiologic Professionals of Texas, P.A., a Delaware professional corporation (the “Practice”). The Practice and VRC are referred to herein each individually as a “party,” and collectively the “parties.”

WITNESSETH:

WHEREAS, the Practice is a professional corporation engaged in the business of providing professional teleradiology services, including teleradiology services performed by independent contractor physicians (the “Radiologists”), each of whom is under contract with Virtual Radiologic Professionals, LLC, a Delaware limited liability company (“VRP”) and engaged by the Practice to provide services to the Practice’s clients pursuant to a services agreement by and between the Practice and VRP (the “VRP Agreement”);

WHEREAS, VRC is an ambulatory health care organization accredited by the Joint Commission on Accreditation of Healthcare Organizations (“JCAHO”), and owns certain teleradiology assets, operates a teleradiology infrastructure, and is in the business of providing management, consulting, administrative, and other support services to radiologists who perform teleradiology services; and

WHEREAS, the Practice desires to obtain the use of such assets and infrastructure, and the management services of VRC, in order to permit the Practice to devote its full efforts to rendering teleradiology services to the Practice’s clients.

NOW, THEREFORE, for and in consideration of the premises and the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and on the terms and conditions set forth herein, the parties have agreed and hereby do agree as follows:

ARTICLE 1

Engagement of VRC

Section 1.1 Primary Purpose. The primary purpose of this Agreement is to secure for the Practice the systems infrastructure and the administrative and management services necessary to permit the Radiologists who provide services on behalf of the Practice to devote their efforts on a concentrated and continuous basis to the rendering of professional teleradiology services.

Section 1.2 Engagement. The Practice hereby engages VRC to act as the Practice’s sole and exclusive business manager in connection with the management of the business, operations, and all non-clinical activities of the Practice (the “Practice Operations”), in the name, for the account of, and on behalf of the Practice, and VRC hereby accepts such engagement for and in consideration of the compensation hereinafter provided.

ARTICLE 2

General Authority of the Parties

Section 2.1 VRC’s Authority. Subject to the authority of the Practice set forth in Section 2.2, VRC has the full responsibility and authority to operate and manage the day-to-day aspects of the Practice Operations in any reasonable manner VRC deems appropriate, and to perform the specific functions set out elsewhere in this Agreement, all without the prior consultation or approval of the Practice unless otherwise explicitly stated in this Agreement. VRC shall have exclusive authority over all decision-making relating to ongoing, major or central operations of the Practice (except for decision-making relating to the delivery of professional services, which shall be the exclusive responsibility of the Radiologists). Specifically, VRC shall have exclusive decision-making authority over the scope of services (other than professional services of the Radiologists), patient acceptance policies and procedures, pricing of services, negotiation and execution of contracts, establishment and approval of operating and capital budgets, and issuance of debt by the Practice. Further, VRC shall have the ability to establish and implement guidelines for the selection, responsibilities and engagement of Radiologists pursuant to the VRP Agreement. Additional responsibilities, duties and authority of VRC hereunder shall be set forth in Article 3 and Article 12 of this Agreement.

Section 2.2 Retained Authority of the Practice. The Board of Directors of the Practice, and such officers of the Practice to whom the Board of Directors has delegated such authority, shall at all times retain all authority exclusively reserved to the Practice by law and by its charter and bylaws, as may be amended from time to time, including without limitation all decisions related to the care and treatment of patients. Nothing in this Section shall be interpreted to limit the authority of VRC specifically set forth in Sections 2.1 and 3.1 and elsewhere throughout this Agreement. The parties agree and acknowledge that, notwithstanding the retention of authority discussed herein, unanimous approval of the Practice’s common stockholders is required by the Practice’s Certificate of Incorporation for the Practice to take certain corporate actions.

Section 2.3 Limitation on Liability. In connection with the rendition of the services to be performed by VRC under this Agreement, VRC shall be responsible for the receipt and disbursement of funds under this Agreement on behalf of the Practice, but VRC shall not: (a) incur or assume any liability for any obligations, liabilities or debts of the Practice or any Radiologist; or (b) be liable to the Practice, any Radiologist, or any other third party who may claim such liability on the part of VRC, for any acts or omissions in the performance of such services, except as provided in Section 6.6.

Section 2.4 Relationship of the Parties. VRC and the Practice are independent contractors. The Practice and VRC each acknowledge and agree that:

(a) Neither is the employee or employer of the other, and no employee or independent contractors of a party are intended or to be construed as the employee of the other party;

(b) Nothing contained in this Agreement creates, constitutes or is to be construed as, a partnership, joint venture, or any other business arrangement or organization between the Practice and VRC;

(c) The Practice retains exclusive authority to direct the medical, professional and clinical aspects of the Practice, and VRC shall not exercise control over or interfere with the clinical work of the Radiologists;

(d) VRC shall not share in the fees for professional services that the Practice renders. All compensation to VRC is solely in exchange for use of VRC’s systems infrastructure, assets, and management services at a fair market value for such use and services; and

(e) VRC may render similar services for other business entities and persons, whether or not engaged in the same business, and may enter into such other business activities as VRC, in its sole discretion, may determine, so long as the provision of such services does not prohibit VRC from performing its duties under this Agreement.

ARTICLE 3

Duties of VRC

Section 3.1 Management Services. Consistent with applicable federal, state and local laws, the Practice hereby engages VRC on an exclusive basis to provide management services to the Practice. VRC’s duties include, but are not limited to, the following:

(a) Development and maintenance of information systems and teleradiology systems infrastructure as are reasonably required to administer the Practice Operations;

(b) Management of the orderly and timely payment of bills, accounts payable, and insurance premiums, as well as case management, payment accounting, and bank reconciliation for the Practice;

(c) Preparation and delivery to the Practice of quarterly and annual budgets and financial reports;

(d) Preparation of written reports, as requested, for meetings of the Practice management and Board of Directors.

(e) Recommending to the Practice actions regarding quality assurance and quality enhancement programs, credentialing and credentialing criteria;

(f) Development and administration of credentialing, licensing and scheduling systems and support;

(g) Marketing and public relations functions on behalf of the Practice, including without limitation, periodic marketing and sales plan support, graphics and printed material support, advertising, sales, and promotion services.

(h) Creation and maintenance of records, reports, applications, returns and other documents required by foreign, federal, state and local governmental entities or instrumentalities of any type, third party payors, and clients of the Practice;

(i) Management of the Practice’s accounts receivable management system, including without limitation: (i) patient billing; (ii) third-party billing and coordination; (iii) accounts receivable follow-up; (iv) management reports; and (v) patient inquiries, including bill and insurance questions and assistance. Such services shall include: the correlation of records kept by the Radiologists who render care in coordination with VRP; maintenance of insurance information for each patient; computation and submission of regular bills for each patient account; pursuit of any disputed claims, including the filing of lawsuits to obtain payment; and accounting for the collection of all revenues. To facilitate the expeditious collection of all of Practice’s fees for services provided by Radiologists and to assist VRC in providing appropriate cash flow management to Practice, Practice hereby assigns to VRC all of its professional fees and accounts receivable for services provided, excluding fees and accounts receivable relating to professional services rendered to patients eligible for coverage under the Medicare or Medicaid programs or other third party payors that refuse to honor such assignments, and hereby appoints VRC as its true and lawful attorney-in-fact, with full power to collect and otherwise deal in and with such fees and receivables assigned by Practice; provided, however, that, to the extent allowed by law, Practice assigns to VRC all income received by it on account of services rendered to patients of Practice who are eligible for coverage in the Medicare or Medicaid programs and other third party payors that refuse to honor assignments, and Practice agrees to surrender, transfer, and remit to VRC promptly all fees received on behalf of or from such patients. Practice agrees to execute any and all instruments and documents deemed necessary or desirable by VRC to carry out the provisions of this section. Practice agrees that to the extent VRC receives notice from a hospital or other customer, or VRC makes on its own behalf, a bona fide request to write-off or hold in abeyance any of Practice’s professional fees, that Practice will not unreasonably refuse the request of the customer or VRC. Practice and VRC acknowledge that, in connection with such billing and collection services, it may be necessary to provide VRC with Protected Health Information and Practice and VRC agree to treat such information in accordance with Article 9;

(j) Identification of new types of services, applications of services, and professional relationships for the Practice, and implementation of such programs;

(k) Hiring, promotion, compensation structure, discharge and supervision of all persons performing services for the Practice;

(l) Assisting the Practice in developing strategic short, medium and long-range objectives with respect to the Practice and Practice Operations;

(m) Assisting the Practice in complying with all applicable foreign, federal, state, and local rules, regulations, statutes, laws and ordinances governing the Practice and Practice Operations. In addition, VRC shall develop, on behalf of the Practice, a compliance program under which VRC shall make available a compliance officer, compliance hotline and compliance training program for Practice’s personnel to facilitate compliance by Practice with laws impacting its business and to create a reporting process for concerns regarding compliance issues. VRC shall coordinate filing of all state mandated clinical reports. Practice and VRC acknowledge that, in connection with such compliance initiatives or clinical reports, it may be necessary to provide VRC with Protected Health Information and Practice and VRC agree to treat such information in accordance with Article 9;

(n) Managing the obtaining and maintenance of all non-professional governmental licenses, permits, and certifications required by the Practice and the individual Radiologists engaged by VRP and providing services for the Practice pursuant to the VRP Agreement;

(o) Assisting the Practice in instituting in the name of the Practice, any and all legal actions or proceedings reasonably necessary to carry out Practice Operations;

(p) Contracting and purchasing for the account of the Practice, utilizing purchasing systems and procedures developed by VRC or other sources as appropriate, all equipment, operating supplies and inventory and other material and supplies that VRC deems necessary for the conduct and maintenance of the Practice Operations;

(q) Negotiating and administering, on behalf of the Practice, contracts to provide services to hospitals, medical groups, and all third party payor agreements, including without limitation, HMO, PPO, employee health benefit plans, and insurers, to be entered into between the Practice and such third parties. In addition, VRC shall act as the liason of Practice with all third party payors for the purpose of negotiating managed care, preferred provider, and other agreements with such third party payors. VRC shall monitor performance of the respective parties to such agreements for compliance with the terms and conditions set forth therein, as well as all applicable federal and state laws, rules and regulations. VRC shall also be the administrative liaison between Practice and any hospital in which Practice provides professional services, including pursuant to a contractual agreement between either VRC or Practice and the hospital;

(r) Collaborating with VRP to select radiologists for consideration by the Practice for admission to the Practice and the provision of services by such Radiologists to the Practice’s clients. Decisions as to the professional abilities and suitability for admission into the Practice shall exclusively be within the authority of the Practice.

(s) Assisting VRP and the Practice in collecting, assembling and assessing primary source verification information and recommending the extension or denial of credentials in accordance with JCAHO approved standards and processes;

(t) Consistent with the Health Care Quality Improvement Act of 1986, 42 U.S.C. § 11101, VRC shall develop and maintain, on Practice’s behalf, programs to improve the quality of care provided by Radiologists engaged by VRP and providing services on behalf of the Practice. Specifically, VRC shall implement the following programs:

(i) Peer Review. Upon a request for peer review from an officer or Radiologist performing services on behalf of the Practice, VRC, through its medical board, shall arrange for a review by a qualified professional or professionals in the same or similar specialty as the Radiologist under review. VRC’s medical board shall report the results of such review to the officer or agent of the Practice and provide assistance to the Practice to implement recommendations, follow-up and fulfill reporting obligations, if any. Practice acknowledges that, in connection with such peer review activities, it may be necessary to provide VRC with Protected Health Information and Practice and VRC agree to treat such information in accordance with Article 9.

(ii) Quality Improvement. VRC shall develop programs designed to improve the quality of care provided by the Radiologists and encourage identification and adoption of best demonstrated processes. Practice and VRC acknowledge that, in connection with such quality improvement activities, it may be necessary to provide VRC with Protected Health Information and Practice and VRC agree to treat such information in accordance with Article 9;

(u) Evaluating, on an ongoing basis, the professional liability, general liability and other insurance needs of the Practice taking into consideration coverage customarily maintained by similar enterprises, hospital requirements, and general availability of coverage in the market. Insurance shall be maintained in accordance with Article 6;

(v) Arranging for legal resources to facilitate contracts for services between the Practice and hospitals and clinics, lease and other contract review, maintenance of corporate records and minute books, and general legal compliance. VRC shall also develop programs to identify areas of potential legal risk for the Practice and provide and coordinate legal representation in the event of actual or anticipated litigation against the Practice. The Practice and VRC acknowledge that, in connection with such legal representation, it may be necessary to provide VRC with Protected Health Information, and Practice and VRC agree to treat such information in accordance with Article 9.

(w) Supervising and managing the Practice’s relationship with VRP under the VRP Agreement, including, but not limited to, ensuring proper assignment, coverage, licensing and credentialing of Radiologists performing services to the Practice’s clients pursuant to the VRP Agreement.

(x) Designating to the Practice an individual legally authorized to hold shares of the Practice upon the redemption of a stockholder’s shares as required by the Practice’s Certificate of Incorporation.

(collectively, the “Management Services”).

Section 3.2 Advisors, Consultants, and Subcontractors. VRC may utilize the services of advisors, consultants and subcontractors (collectively, “Consultants”) as it deems necessary to carry out the Management Services; provided, however, if the Practice delivers to VRC a good faith and reasonable written objection against the continued utilization of any particular Consultant, VRC shall consider such objection in its good faith discretion.

Section 3.3 Excluded Services and Liabilities. VRC has no obligation or authority under this Agreement regarding, and shall not undertake, any activity which is required by law to be provided solely by a licensed physician. Moreover, the parties acknowledge and agree that VRC may not be held responsible for any damages, costs, or liabilities related to the delivery of health care services to the clients of Practice or any Radiologist.

Section 3.4 Authority to Carry out Management Services. The Practice hereby grants VRC the authority to carry out the Management Services on behalf of the Practice. Accordingly, the Practice hereby grants VRC, and individuals that VRC authorizes to carry out the Management Services, with the authority to execute contracts and other instruments on behalf of the Practice as is necessary or useful in the performance of the Management Services; provided, however, that this provision does not apply where the Board of Directors of the Practice or the law expressly prohibits such a delegation of authority. In addition, the Practice shall cooperate with VRC in transferring or accepting or making assignment of contracts and other assets as necessary or useful in the management of the Practice at VRC’s sole discretion, as further described in Section 12.3.

ARTICLE 4

Duties of the Practice

Section 4.1 Payment of Radiologists. The parties agree and acknowledge that VRP is to be solely obligated for the payment of fees, salaries, and wages to the Radiologists, as well as any applicable payroll taxes and all other taxes now or hereafter applicable with regard to Radiologists. The parties agree that neither the Practice nor any of its stockholders, employees, or independent contractors have any claim under this

Agreement or otherwise against VRC for any health and welfare benefits, pension plan or retirement benefits, vacation, sick leave, retirement, disability, or any other employee benefits of any type. All such benefits, if any, are to be the sole responsibility of VRP.

Section 4.2 Professional Services. The Practice shall use its best efforts to ensure that all professional services provided by a Radiologist are provided in compliance at all times with all applicable ethical and clinical standards, laws, rules, and regulations. In the event that any disciplinary actions or medical (or other) malpractice actions are initiated against any Radiologist, the Practice shall promptly inform VRC and VRP of such action and the underlying facts and circumstances. The Practice shall monitor the quality of services provided by Radiologists.

Section 4.3 Limitation on Services. The Practice shall provide professional radiology interpretations via teleradiology technology to hospitals, medical groups and other clients, and the Practice shall not provide any other professional physician services, clinical or medical services, or other services of any type, without the written approval of VRC.

Section 4.4 Practice Governance. The Practice is solely responsible for matters involving its internal corporate governance, employees and similar matters.

Section 4.5 Compliance with Laws. The Practice shall comply, and shall use its best efforts to ensure that each Radiologist providing services on behalf of the Practice shall comply, with applicable federal, state, and local laws, rules, regulations, and restrictions in the conduct of the Practice and Practice Operations, including without limitation, the federal anti-kickback statute, the federal false claims act, the Stark self-referral statute, or the false claims act of any state.

Section 4.6 Ancillary Services. During the term of this Agreement, the Practice shall not, acquire, establish, operate, manage, control, own (debt or equity, but excluding ownership of less than five percent of the equity of any publicly traded entity), or maintain any other interest in, either directly or indirectly, any entity or enterprise that provides consulting or management services to radiologists or offers any type of services or products similar to those offered by VRC. During the term of this Agreement, the Practice shall not acquire, establish, operate, manage, or maintain any ownership interest (debt or equity, but excluding ownership of less than five percent of the equity of any publicly traded entity) in, directly or indirectly, any health maintenance organization, preferred provider organization, exclusive provider organization, or similar entity or organization, without the prior written consent of VRC.

Section 4.7 Restrictive Covenants.

(a) Radiologists’ Covenant. The Practice and VRC agree and acknowledge that each Radiologist has entered into an Independent Physician Agreement with VRP, and that such Independent Physician Agreement contains a restrictive covenant in which each Radiologist has agreed during the term of his/her contractor agreement with VRP and for a period of two years thereafter, not to establish, operate, or provide professional interstate teleradiology services at any office, practice, hospital, or other health care facility. For purposes thereof, “professional interstate teleradiology services” means the electronic transmission of radiographs originating in one state for review by a radiologist located in another state or country; provided, however, the restrictive covenant required hereby shall not extend to employment by a radiology practice of which [INFORMATION SUBJECT TO A REQUEST FOR CONFIDENTIAL TREATMENT] percent (    %) or less of its radiologic interpretation business involves interstate transportation of images or reports.

(b) Practice’s Covenant. During the term of this Agreement with VRC and for a period of two years thereafter, the Practice shall not directly, or indirectly, through an affiliate or otherwise, without the prior written consent of VRC, which consent may be withheld by VRC in its sole discretion, compete with VRC, in any manner or capacity (e.g., through any form of ownership or as an advisor, principal, agent, partner, officer, director, employee, employer, consultant, member of any association, lender or otherwise) in the provision of professional interstate teleradiology services within each of the states that VRC is allowed by the laws of such state to directly contract with customers for the provision of such services. Practice acknowledges that the geographic boundaries, scope of prohibited activities and the duration of this Section 4.7(b) are reasonable and are no broader than are necessary to protect the legitimate business interests of VRC. The parties agree and stipulate that the agreements and covenants not to compete contained in this Section 4.7(b) are fair and reasonable in light of all of the facts and circumstances of the relationship between VRC and the Practice. VRC and the Practice are aware, however, that in certain circumstances courts have refused to enforce certain agreements not to compete. Therefore, in furtherance of, and not in derogation of, the provisions of this Section 4.7(b), VRC and the Practice agree that, in the event a court should decline to enforce any of the provisions of this Section 4.7(b), this Section 4.7(b) shall be deemed to be modified or reformed to restrict the Practice’s competition with VRC to the maximum extent, as to time, geography and business scope, which the court shall find enforceable; provided, however, that in no event shall the provisions of this Section 4.7(b) be deemed to be more restrictive to the Practice than those contained herein.

Section 4.8 Inventions. The Practice shall disclose, and shall ensure that any Radiologist performing services for the Practice shall disclose, promptly and fully to VRC in writing all improvements, developments, useful modifications, discoveries, or inventions, conceived or reduced to practice, either alone or with others, relating to VRC’s teleradiology systems or infrastructure (“Inventions”). All Inventions are the exclusive property of VRC, and all right, title, and interest of the Practice in and to such Inventions are automatically assigned to, and shall belong exclusively to, VRC. The Practice shall, and ensure that all Radiologists performing services for the Practice: (i) execute any and all instruments of assignment or other documents necessary or reasonably requested by VRC to evidence the above ownership of VRC; and (ii) assist in the preparation, prosecution, and procurement of patents, copyrights, or other forms of protection in connection therewith, all at VRC’s request and expense.

Section 4.9 Non-Solicitation. The Practice shall not, during the term of this Agreement, employ, engage, solicit, or contract for the employment or services of any employee, former employee or independent contractor of VRC or of VRP, without the prior written approval of VRC.

Section 4.10 Taxes. The Practice shall ensure that each shareholder of the Practice timely files and properly pays all federal, state, local, or foreign assessments, levies, imposts, or taxes of any kind, including without limitation, income, payroll, and property taxes, together with any applicable interest or penalties, whether disputed or not, imposed by the United States, by any foreign country, or by any state, municipality subdivision or instrumentality of any of the foregoing, or any other taxing authority of any kind.

Section 4.11 Fees. The Practice shall pay VRC the fees as set forth in Article 7.

ARTICLE 5

License Agreement

VRC hereby provides to the Practice a non-exclusive license to utilize VRC’s Licensed Intellectual Property (as defined in Exhibit 5) under the terms and conditions set forth in Exhibit 5, which is hereby incorporated by reference into this Agreement.

ARTICLE 6

Insurance and Indemnification

Section 6.1 Practice Insurance. At all times during the term of this Agreement, the Practice shall maintain medical malpractice liability insurance covering all Radiologists and general commercial liability insurance, sufficient to cover any liabilities arising from the Practice’s obligations under this Agreement, in amounts of at least one million dollars ($1,000,000) per occurrence and three million dollars ($3,000,000) in the aggregate. Upon request by VRC, the Practice shall provide VRC with certificates of insurance or other satisfactory written evidence of insurance coverage.

Section 6.2 Requirement of Notification. The Practice shall notify VRC at least forty-five (45) days prior to the effective date of any proposed change in the Practice’s insurance arrangements, and shall provide VRC prompt access to any records reasonably necessary to evaluate the effect of such change in the Practice’s insurance arrangements. This Section 6.2 applies to any cancellation, expiration, material change in content, change in carrier, reduction in amount of coverage, material modification, replacement, or substitution of any policy or policies.

Section 6.3 Malpractice Coverage. All medical malpractice coverage that the Practice maintains for itself and covering all Radiologists providing services to the Practice pursuant to the VRP Agreement should be issued on an “occurrence” or “claims made” basis and include prior acts coverage and a tail coverage reporting endorsement provision. The Practice shall exercise such tail coverage endorsement in the event of a change, cancellation, or termination of said policy.

Section 6.4 VRC’s Coverage. During the term of this Agreement, VRC shall maintain general liability insurance sufficient to cover any liabilities arising from VRC’s obligations under this Agreement, in amounts of at least one million dollars per occurrence ($1,000,000) and three million dollars ($3,000,000) in the aggregate.

Section 6.5 Indemnification by the Practice. The Practice shall indemnify, hold harmless, and defend VRC and its respective officers, managers, directors, stockholders, employees, and agents from and against any and all liability, loss, damage, claim, causes of action, and expenses (including reasonable attorneys’ fees), to the extent not covered by insurance in the name of Practice, caused or asserted to have been caused, directly or indirectly, by or as a result of: (a) the performance of professional radiology services; (b) the negligent acts or omissions or the intentional misconduct of the Practice, any of its stockholders, or any Radiologist; or (c) any breach of this Agreement.

Section 6.6 Indemnification by VRC. VRC shall indemnify, hold harmless, and defend the Practice from and against any liability, loss, damage, claim, causes of actions, and expenses (including reasonable attorneys’ fees) to the extent not covered by insurance in the name of VRC, caused by or as a result of the negligent acts or omissions of VRC and/or any of its employees and/or subcontractors under this Agreement during the term of this Agreement (other than when acting at the direction from or in accordance with written instructions from the Practice).

Section 6.7 Survival. The indemnification obligations of the parties set forth in Sections 6.5 and 6.6 survive indefinitely, regardless of any expiration, termination or rescission of this Agreement.

ARTICLE 7

Management Fees and Security Interest

Section 7.1 Management Fees. The Practice and VRC agree that the fees set forth in this Article 7 are being paid to VRC in consideration for the use of VRC assets, systems, teleradiology infrastructure, the Management Services provided and the substantial commitment and effort made by VRC, and that such fees have been negotiated at arm’s length and are fair, reasonable, and consistent with fair market value of the assets and services furnished by VRC.

The Practice shall pay to VRC a Management and License Fee (“License Fee”) equal to $ [INFORMATION SUBJECT TO A REQUEST FOR CONFIDENTIAL TREATMENT] per transaction representing payment for both the cost of the management services and the license fee for use of VRC’s teleradiology systems. The License Fee shall be adjusted annually upon mutual agreement of the Parties based on the volume of transactions generated by the Practice Operations on VRC’s teleradiology systems infrastructure.

Section 7.2 Payments. On a monthly basis, VRC shall submit an invoice to the Practice, and the Practice shall remit payment to VRC within seven (7) business days of the date of such invoice.

Section 7.3 Shortfall Amount. If at any time the Practice fails to timely pay amounts due to VRC pursuant to this Article 7, any such shortfall shall accrue interest (at the Prime Rate per annum, as published in the Wall Street Journal on the date such shortfall originates). The Practice expressly covenants and agrees to immediately repay the outstanding amount of all such shortfalls (and accrued, but unpaid interest) contemplated by this Section 7.3 upon the earlier of (i) the receipt of the Practice’s next available funds, or (ii) upon demand by VRC.

Section 7.4 Purchase of and Grant of Security Interest in Accounts Receivable. In order to secure the payments and disbursements to VRC under this Article 7, the Practice hereby assigns to VRC as absolute owner, and VRC hereby accepts from the Practice, all of the Eligible Accounts Receivable (as defined below) of the Practice now existing or hereafter rising in accordance with the terms and provisions of Exhibit 7.4 attached hereto, the contents of which are incorporated herein by this reference. For purposes of this Agreement, the term “Eligible Accounts Receivable” shall mean all of the Practice’s accounts, contract rights, and other rights to the payment of money arising out of the rendition of services or the sale of goods, other than accounts, contract rights, and other rights to payment of money payable directly from federal health care programs, including Medicare or state Medicaid programs.

Section 7.5 Security. As security and collateral for: (i) the obligations of Practice to VRC under this Agreement; and (ii) any loans from VRC to Practice (whether made before or after the date hereof), Practice hereby grants a first security interest to VRC in all tangible and intangible assets of Practice, whether now owned or later acquired, and to all proceeds from such assets. Practice agrees and Practice shall cause its stockholders to agree to execute such further documents and instruments as may be deemed necessary or desirable by VRC, in VRC’s sole discretion, to effect the provisions of this Section 7.5.

ARTICLE 8

Section 8.1 Term. The parties intend that the term of the arrangements under this Agreement shall be permanent, subject only to the rights of termination pursuant to Sections 8.2, 8.3 and 8.4.

Section 8.2 Termination by VRC with Cause. This Agreement may be terminated by VRC upon a material breach of any provision of this Agreement by Practice that is not cured within sixty (60) days after written notice is given to Practice specifying the nature of the alleged breach or upon any change in law or regulation that would inure to the detriment of VRC.

Section 8.3 Termination by VRC without Cause. This Agreement may be terminated by VRC without cause upon sixty (60) days written notice to Practice.

Section 8.4 Termination by Practice with Cause. This Agreement may be terminated by Practice only in the event of gross negligence, fraud or other illegal acts of VRC; provided, that such events must first have been proven in a court of competent jurisdiction and all appeal rights related thereto have been exhausted prior to any termination pursuant to this Section 8.4.

Section 8.5 Additional Remedies. If the event of default by either party involves the failure to make a payment as provided in this Agreement, the non-defaulting party shall, in addition to the recovery of the unpaid amount, be entitled to reasonable attorney’s fees and costs of collection, and shall be further entitled to interest on such unpaid amounts from the date such amounts become due and payable.

Section 8.6 Effect of Termination. In addition to any other provisions of this Agreement, if VRC terminates this Agreement pursuant to Section 8.4 above, then neither the Practice nor any Radiologist may use, rely upon, or represent to any person or entity, including without limitation, any hospital or other customer of the Practice or VRC, the JCAHO accreditation status of VRC for any purpose, including, without limitation, state medical licensure, or hospital or other medical facility privileging or reprivileging.

Section 8.7 Return or Destruction of PHI. Upon termination or expiration under any other provision of the Agreement, VRC shall, if feasible, return to the Practice, or destroy, all PHI (as defined in Article 9). VRC shall retain no copies of such PHI in any form. If the return or destruction of such PHI is not feasible, VRC shall: (a) inform the Practice that the return or destruction is not feasible; (b) limit any further use or disclosure to those purposes that make the return or destruction of PHI infeasible; and (c) extend all provisions and obligations of VRC under Article 9 of this Agreement for so long as VRC maintains the PHI.

ARTICLE 9

Patient Confidentiality

Section 9.1 Definitions. The terms defined in this Article 9 have within this Article 9 the meaning attributed to those terms in this Article 9. Any term not defined in this Article 9 but having a specific definition within the Privacy Standards has throughout this Article 9 the meaning attributed to that term within the Privacy Standards.

“Data Aggregation” shall mean the combining of PHI created or received under this Agreement with the Protected Health Information VRC receives or creates in its arrangement with another covered entity under the Privacy Standards to permit data analysis that relate to the health care operations of the covered entities.

“Designated Record Set” shall mean a group of records maintained by or for the Practice that is (i) the medical records and billing records about individuals (ii) the enrollment, payment, claims adjudication, and case or medical management record systems maintained by or for a health plan; or (iii) used, in whole or in part, by or for the Practice to make decisions about individuals. As used herein, the term “Record” means any item, collection, or grouping of information that includes Protected Health Information and is maintained, collected, used, or disseminated by or for the Practice.

“Electronic Protected Health Information” shall mean information that comes within paragraphs 1(i) or 1(ii) of the definition of “protected health information,” as defined in 45 C.F.R. § 160.103, limited to the information created, received, maintained, or transmitted by VRC on behalf of Practice.

“Protected Health Information” shall mean any information, whether transmitted or maintained in electronic, written, oral or any other form or medium, that relates to the past, present, or future physical or mental health or condition of an individual; the provision of health care to an individual; or the past, present, or future payment for the provision of health care to an individual; and (i) identifies the individual, or (ii) with respect to which there is a reasonable basis to believe the information can be used to identify the individual.

“PHI” shall mean Protected Health Information that is provided by the Practice to VRC or created or received by VRC on behalf of the Practice.

“Required by Law” shall have the same meaning as the term “required by law” in 45 C.F.R. §164.501.

“Secretary” shall mean the Secretary of the U.S. Department of Health and Human Services.

9.2 Business Associate: For the purposes of this Agreement, VRC is a business associate of the Practice as defined in 45 C.F.R. §160.103.

9.3 Use and Disclosure of PHI. VRC shall use and disclose PHI to the minimal amount necessary (i) for purposes of performing under the Agreement; (ii) as permitted or required by this Agreement; or (iii) as Required by Law.

9.4 Protection of PHI. VRC will use appropriate safeguards to prevent the use or disclosure of PHI other than as provided for by this Agreement, and shall implement administrative, physical, and technical safeguards that reasonably and appropriately protect the confidentiality, integrity and availability of Electronic PHI that it creates, receives, maintains or transmits on behalf of the Practice.

9.5 Mitigation. VRC shall mitigate, to the extent practicable, any harmful effect that is known to VRC of a use or disclosure of PHI by Physician in violation of this Agreement.

9.6 Improper Use or Disclosure Reporting. In the event that VRC becomes aware of a Security Incident or of a use or disclosure of PHI by VRC that is not permitted under this Agreement, VRC shall report such use or disclosure to the Practice immediately, except that, for purposes of this reporting requirement, the term “Security Incident” shall not include inconsequential incidents that occur on a daily basis such as scans or “pings” that are not allowed past VRC’s firewall.

9.7 Subcontractors. VRC shall enter into a written agreement with any agent, subcontractor, or any other third party to which VRC discloses, or permits access to, PHI. Such agreement shall bind any such agent, subcontractor or other third party to the same restrictions, conditions and required disclosures that apply to VRC under this Agreement.

9.8 Access.

(a) If the Practice requests that VRC furnish the Practice with access to any PHI contained in a Designated Record Set, then VRC shall make available to the Practice such PHI within five days of receipt of such request for so long as such PHI is maintained in the Designated Record Set.

(b) In the event any individual requests access to PHI directly from VRC, VRC shall forward such request to the Practice immediately and take no direct immediate action on any such request. If the Practice determines that an individual is to be granted access to PHI, then VRC shall cooperate with the Practice to provide to any individual, at the Practice’s discretion, any PHI requested by such individual. All decisions to grant or deny access to PHI as requested by any individual are solely the responsibility of VRC.

(c) This Section 9.8 does not apply if VRC maintains no Designated Record Set for or on behalf of the Practice.

9.9 Amendment.

(a) If the Practice requests that VRC amend any individual’s Protected Health Information or a record regarding an individual contained in a Designated Record Set, then VRC shall provide the relevant PHI to the Practice for amendment and incorporate any such amendments in the PHI as required by 45 C.F.R. § 164.526.

(b) In the event an individual requests directly to VRC that PHI be amended, VRC shall forward such request to the Practice within two days of VRC’s receipt of such request and shall take no direct immediate action on the request. All decisions to amend or deny requests for amendments to PHI shall be solely the responsibility of the Practice.

(c) This Section 9.9 does not apply if VRC maintains no Designated Record Set for or on behalf of the Practice.

9.10 Records Availability. VRC shall make its internal practices, books, and records relating to the use and disclosure of PHI available to the Secretary or any other officer or employee of the Department of Health and Human Services to whom authority has been delegated for purposes of determining the Practice’s compliance with the Privacy Standards.

9.11 Accounting of Disclosures.

(a) If the Practice requests that VRC furnish an accounting of disclosures of PHI made by VRC regarding an individual during the six years prior to the date on which the accounting was requested, then VRC shall, within ten days of such request, make available to the Practice such information as is in VRC’s possession and is required for the Practice to make the accounting required by 45 C.F.R. § 164.528.

(b) In the event an individual requests an accounting of disclosures directly from VRC, VRC shall within two days forward such request to the Practice and shall take no direct action on the request. All preparation and delivery of accountings requested by individuals shall be solely the responsibility of the Practice.

9.12 Additional Uses and Disclosures.

(a) Except as otherwise limited in this Agreement, VRC may use PHI for the proper management and administration of VRC or to carry out the legal responsibilities of VRC.

(b) Except as otherwise limited in this Agreement, VRC may use PHI to provide Data Aggregation services to the Practice as permitted by 42 C.F.R. § 164.504(e)(2)(i)(B).

(c) VRC may use and disclose PHI to report violation of law to appropriate Federal and state authorities, consistent with 45. C.F.R. § 164.502(j)(1).

9.13 General Confidentiality. VRC shall protect the confidentiality of the records of the Practice relating to Practice Operations to the extent such records are within the control or direction of VRC, including, without limitation, patient medical records, and shall comply with applicable federal, state, and local laws and regulations, and medical ethical standards, pertaining to the records of the Practice. VRC shall take no action with respect to such medical records to which the Practice objects, unless otherwise required by law or to comply with an order of any court or governmental agency.

ARTICLE 10

Practice Representations, Warranties and Covenants

Section 10.1 Representations and Warranties. The Practice hereby represents and warrants to VRC as follows:

(a) Organization and Good Standing. The Practice is a professional service corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware, and has all necessary corporate power to own all of its properties and assets and to carry on its business as now being conducted.

(b) No Violation. The Practice has the corporate authority to execute, deliver, and perform this Agreement and all agreements executed and delivered by it pursuant to this Agreement, and has taken all action required by law, its certificate of incorporation, its bylaws or otherwise to authorize the execution, delivery and performance of this Agreement and such related documents. The execution and delivery of this Agreement does not and, subject to the consummation of the transactions contemplated hereby, will not, violate any provisions of the certificate of incorporation or bylaws of the Practice or any provisions of or result in the acceleration of, any obligation under any mortgage, lien, lease, agreement, instrument, order, arbitration award, judgment or decree to which the Practice is a party or by which it is bound. This Agreement has been duly executed and delivered by the Practice and constitutes the legal, valid, and binding obligation of the Practice, enforceable in accordance with its terms.

(c) Practice Liability and Potential Liability. Practice agrees that it will not, without the consent of VRC, utilize the services of any Radiologist who has ever: (i) had his or her license to practice medicine in any state suspended, relinquished, terminated, restricted, or revoked; (ii) been reprimanded, sanctioned or disciplined by an licensing board, or any federal, state or local society or agency, governmental body or specialty board, including without limitation, exclusion from government programs; or (iii) had entered into against him or her final judgment in, or settle without judgment, a malpractice or similar action for an aggregate award or amount to the plaintiff in excess of $50,000. The Practice has not received notice, nor will the Practice utilize services of any Radiologist who has received notice, or is otherwise aware of any investigation, audit, dispute or claim by any governmental authority, carrier, fiscal intermediary or other person regarding any governmental reimbursement program or the Practice’s participation therein.

Section 10.2 No Warranty. The Practice acknowledges that VRC has not made and will not make any express or implied warranties or representations that the services provided by VRC will result in any particular amount or level of revenues to the Practice or income to any Radiologist.

ARTICLE 11

VRC Representations

Section 11.1 Representations and Warranties. VRC hereby represents and warrants to the Practice as follows:

(a) Organization and Good Standing. VRC is a business corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware, and has all necessary corporate power to own all of its properties and assets and to carry on its business as now being conducted.

(b) No Violation. VRC has the corporate authority to execute, deliver, and perform this Agreement and all agreements executed and delivered by it pursuant to this Agreement, and has taken all action required by law, its certificate of incorporation, its bylaws or otherwise to authorize the execution, delivery and performance of this Agreement and such related documents. The execution and delivery of this Agreement does not and, subject to the consummation of the transactions contemplated hereby, will not, violate any provisions of the certificate of incorporation or bylaws of the Practice or any provisions of or result in the acceleration of, any obligation under any mortgage, lien, lease, agreement, instrument, order, arbitration award, judgment or decree to which VRC is a party or by which it is bound. This Agreement has been duly executed and delivered by VRC and constitutes the legal, valid, and binding obligation of VRC, enforceable in accordance with its terms.

ARTICLE 12

Further Rights of VRC

Section 12.1 Nomination of Substitute Stockholder. The parties agree and acknowledge that the Practice’s Certificate of Incorporation provides VRC with a right to nominate a successor stockholder in the case of death or disqualification of any then-current stockholder of the Practice. Any successor stockholder is to be legally qualified to hold shares of the Practice under Delaware law and in accordance with Practice’s charter and by-laws. As soon as practicable following the Practice’s redemption of the shares of the deceased or disqualified stockholder pursuant to the terms of the Practice’s Certificate of Incorporation, VRC shall submit the name of the nominated stockholder in writing to the Practice. VRC’s selection of the nominated stockholder shall be at its sole discretion, and the Practice’s consent to such nominated stockholder shall not be unreasonably withheld.

Section 12.2 Conduct of Business Following Redemption. In the case of redemption by the Practice as a result of death or disqualification of a stockholder, the Practice agrees that it will conduct its business in the ordinary course and will comply with all obligations which it is subject to, including but not limited to this Management Agreement and all client agreements.

Section 12.3 Right to Assign Practice Agreements, Services. The parties agree and acknowledge that all contracts entered into by the Practice and negotiated and managed by VRC as part of the Management Services enumerated under Article 3 of this Agreement may be assigned to a third party if, in VRC’s sole judgment, continued performance by Practice of such contracts would be detrimental to Practice’s clients. Furthermore, in the event a client has customers located in more than one state, VRC may delegate performance and assign collection rights for such customers to an affiliate of VRC properly qualified in such state. The parties further expressly agree and acknowledge that such right to assign does not constitute decision-making by VRC relating to the professional services of Radiologists engaged to perform services to the Practice’s clients, and the Practice is responsible for the monitoring of all such professional services by Radiologists.

Section 12.4 Amendment of Practice Certificate of Incorporation. The Practice agrees that it will not effect any amendment of any provision of its Certificate of Incorporation without the consent of VRC, which consent shall not be unreasonably withheld.

ARTICLE 13

Miscellaneous

Section 13.1 Assignments.

(a) VRC may assign any or all of its rights and delegate any or all of its obligations hereunder to an affiliate, but VRC may not assign any or all of its rights and delegate any or all of its obligations hereunder without the prior written consent of the Practice, which consent may not be unreasonably withheld, provided, however, that any such permitted assignment shall in no way relieve VRC of its duties, obligations, liabilities, or responsibilities hereunder without the consent of the Practice and provided, further, that VRC may assign all or any part of its right, title and interest in any payments to be received hereunder by VRC to a bank or other financial institution or any Person from which VRC thereof has obtained, or will obtain, financing, and VRC may grant a security interest in such payments.

(b) Notwithstanding the provisions of Section 13.1 (a) above, VRC may assign this Agreement to an entity of any kind succeeding to the business of VRC in connection with the merger, consolidation, or transfer of all or substantially all of the assets and business of VRC to such successor.

(c) The Practice may not assign any of its rights or delegate any of its duties or obligations hereunder without the prior written consent of VRC.

(d) All of the terms, provisions, covenants, conditions and obligations of this Agreement shall be binding upon, and inure to the benefit of, the successors in interest and permitted assigns of the parties hereto.

Section 13.2 Notices. Except as otherwise expressly set forth herein, all notice required or permitted to be given hereunder shall be in writing and shall be deemed effective when personally delivered, sent via overnight delivery or, if mailed, three (3) days after the date deposited in the United States Mail, postage prepaid, registered, or certified, and return receipt requested. Unless changed by written notice given by one party to the other as provided herein, such notices shall be given to VRC at the following address:

Virtual Radiologic Corporation

5995 Opus Parkway, Suite 200

Minneapolis, MN 55343

Attention: President

and such notices shall be given to the Practice at the following address:

Virtual Radiologic Professionals of Texas, P.A.

5995 Opus Parkway, Suite 200

Minneapolis, MN 55343

Attention: President

Section 13.3 Severability. In the event that any of the provisions of this Agreement are held to be invalid or unenforceable by any court of competent jurisdiction, the remaining provisions hereof shall not be affected thereby, and the provision found invalid or unenforceable shall be revised or interpreted to the extent permitted by law so as to uphold the validity and enforceability of this Agreement and the intent of the parties as expressed herein.

Section 13.4 Governing Law. This Agreement shall be governed by, and interpreted, construed, and enforced in accordance with, the laws of the State of Delaware, exclusive of Delaware’s choice of law provisions and principles.

Section 13.5 Entire Agreement; Amendment. This Agreement, along with all agreements referred to herein, constitute the entire agreement between the parties with respect to the subject matter hereof and supersedes any and all prior agreements, either oral or written, between the parties with respect thereto. Any modification to this Agreement must be made in writing and signed by all of the parties.

Section 13.6 Headings. The section headings used in this Agreement are included solely for convenience and shall not affect the interpretation of this Agreement.

Section 13.7 Waiver. No term or condition of this Agreement shall be deemed to have been waived except by written instrument of the party charged with such waiver.

Section 13.8 Construction of Words. The language herein shall be construed, in all cases, according to its plain meaning and not for or against either party. The parties acknowledge that each party and its counsel have reviewed and revised this Agreement and that the rule of construction that states that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

Section 13.9 Prevention of Performance by VRC. VRC shall not be liable for any loss or damage to the Practice (including, without limitation, direct, indirect, incidental and consequential damages) due to any failure in its performance hereunder; (i) because of compliance with any order, request, or control of any governmental authority or person purporting to act therefore, whether or not said order, request or control ultimately proves to have been invalid; or (ii) when its performance is interrupted, frustrated or prevented, or rendered impossible or impractical because of wars, hostilities, public disorders, acts of enemies, sabotage, strikes, lockouts, labor or employment difficulties, fires, or acts of God, or any cause beyond its control, whether or not similar to any of the foregoing. Without limitation of the foregoing, VRC shall not be required to challenge or resist any such order, request or control, or to proceed or attempt to proceed with performance if such performance shall involve additional expense or a departure from its normal practices, unless the parties shall expressly agree as to the further obligations (including, without limitation, an obligation to bear all or part of any such additional expense) to be borne by the Practice as a result thereof.

Section 13.10 Waiver of Breach. The waiver of any breach of any term or condition of this Agreement shall not be deemed to constitute the waiver of any subsequent breach of the same or any other term or condition hereof.

Section 13.11 Confidentiality.

(a) All marketing materials, advertisements, programs, guides, publications, pamphlets, flyers and all such other forms of information and materials (collectively “Marketing Materials”) designed and developed by VRC to assist the Practice in the marketing of Practice Operations, together with any and all such other Marketing Materials designed and/or developed by VRC for the Practice, belong to and are the exclusive property of VRC.

(b) Upon termination of this Agreement, the Practice shall promptly relinquish to VRC all papers, documents, writings, files, data, or materials, including, without limitation, the Marketing Materials belonging to VRC that are, at such time, in the possession of the Practice.

(c) All marketing materials, advertisements, programs, guides, publications, pamphlets, flyers, and all such other forms of information and materials (collectively, “Practice Marketing Materials”) designed and developed solely by the Practice for its use in the marketing of Practice Operations, together with any and all such other Practice Marketing Materials designed and/or developed by the Practice, belong to and are the exclusive property of the Practice.

(d) Upon termination of this Agreement, VRC shall promptly relinquish to the Practice all papers, documents, writings, files, data or materials belonging to the Practice that are, at such time, in the possession of VRC, subject to VRC’s rights to retain copies of medical records as provided elsewhere herein.

Section 13.12 Remedies. The remedies provided to the parties by this Agreement are not exclusive or exhaustive, but cumulative and in addition to any other remedies the parties may have, at law or in equity.

Section 13.13 Attorney’s Fees. If legal action is commenced by either party to enforce or defend its rights under this Agreement, the prevailing party in such action shall be entitled to recover its costs and reasonable attorneys’ fees in addition to any other relief granted. The term “prevailing party” shall mean the party in whose favor final judgment after appeal (if any) is rendered with respect to the claims asserted in the complain, and the term “reasonable attorneys’ fees” are those attorneys’ fees actually incurred in obtaining a judgment in favor of the prevailing party.

Section 13.14 Survival. The indemnities, representations and warranties set forth herein shall survive the expiration, termination, or rescission of this Agreement for a period of two (2) years.

Section 13.15 No Third Party Beneficiaries. The parties do not intend this Agreement to create any third party beneficiaries, including without limitation, individuals who are the subject of PHI (as defined in Article 9).

Section 13.16 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original and all of which shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties have duly executed this Management Services Agreement effective on the date set forth above:

VIRTUAL RADIOLOGIC CORPORATION

By:	/s/ Sean O. Casey
Name:	Sean Casey
Title:	President

VIRTUAL RADIOLOGIC PROFESSIONALS OF TEXAS, P.A.

By:	/s/ Sean O. Casey
Name:	Sean Casey
Title:	President

Exhibit 5

NONEXCLUSIVE LICENSE AGREEMENT

This nonexclusive license agreement (herein called AGREEMENT), effective January 1, 2006, is entered into by VIRTUAL RADIOLOGIC PROFESSIONALS OF TEXAS, P.A., a Delaware professional corporation, having its principal place of business at located at 5995 Opus Parkway, Suite 200, Minnetonka, Minnesota 55343 (hereinafter LICENSEE), and VIRTUAL RADIOLOGIC CORPORATION, a Delaware corporation, having a place of business at 5995 Opus Parkway, Suite 200, Minnetonka, Minnesota 55343 (hereinafter LICENSOR).

Background of Agreement.

1.1 LICENSOR represents that it has certain intellectual property pertaining to services and technologies in the field of teleradiology, in respect to which it is prepared to grant a nonexclusive license to LICENSEE.

1.2 LICENSEE wishes to acquire a nonexclusive license under selected intellectual properties of LICENSOR for purposes of providing teleradiology services in conjunction with LICENSOR.

Definitions.

As used herein, the following terms shall have the meanings set forth below:

2.1 PATENT or PATENTS means the following listed patent application, patent applications that claim the benefit thereof (including without limitation any divisions, continuations, reissues, substitutes, and reexaminations) and any patents issued pursuant thereto:

Filing Country	Application Serial No.	Application Title	Filing Date
U.S.		[INFORMATION SUBJECT TO A REQUEST FOR CONFIDENTIAL TREATMENT]	2/25/2005
U.S.		[INFORMATION SUBJECT TO A REQUEST FOR CONFIDENTIAL TREATMENT]	6/29/2005
U.S.		[INFORMATION SUBJECT TO A REQUEST FOR CONFIDENTIAL TREATMENT]	7/14/2005
U.S.		[INFORMATION SUBJECT TO A REQUEST FOR CONFIDENTIAL TREATMENT]	5/17/2005

2.2 IMPROVEMENT or IMPROVEMENTS means any patented modification of a system, method, or product described in the PATENTS, provided such a modification, if unlicensed, would infringe one or more claims of issued PATENTS.

2.3 LICENSED INTELLECTUAL PROPERTY or LICENSED INTELLECTUAL PROPERTIES means PATENTS, IMPROVEMENTS, know how related thereto, and any other intellectual property owned by LICENSOR, whether now owned or existing or hereafter acquired, that is reasonably necessary for LICENSEE to undertake activities associated with the

Confidential	Page 1	License Agreement

provision of licensed medical professionals and the delivery of radiological services in conjunction with LICENSOR, including without limitation any intellectual property associated with the [INFORMATION SUBJECT TO A REQUEST FOR CONFIDENTIAL TREATMENT] and the [INFORMATION SUBJECT TO A REQUEST FOR CONFIDENTIAL TREATMENT].

License Grant.

3.1 Effective upon execution of this AGREEMENT, LICENSOR grants to LICENSEE a nonexclusive, nontransferable, royalty free license under the LICENSED INTELLECTUAL PROPERTY to make, use, sell, offer to sell, and import systems, methods, and products embodying or employing the LICENSED INTELLECTUAL PROPERTY throughout the United States and its territories.

Representations and Disclaimer of Warranties.

4.1 NOTHING IN THIS AGREEMENT SHALL BE DEEMED TO BE A REPRESENTATION OR WARRANTY BY LICENSOR OF THE VALIDITY OF ANY OF THE LICENSED INTELLECTUAL PROPERTY, INCLUDING THE PATENTS OR IMPROVEMENTS INCLUDED HEREIN. LICENSOR SHALL HAVE NO LIABILITY WHATSOEVER TO LICENSEE OR ANY OTHER PERSON FOR OR ON ACCOUNT OF ANY INJURY, LOSS, OR DAMAGE, OF ANY KIND OR NATURE SUSTAINED BY, OR ANY DAMAGE ASSESSED OR ASSERTED AGAINST, OR ANY OTHER LIABILITY INCURRED BY OR IMPOSED UPON LICENSEE OR ANY OTHER PERSON, ARISING OUT OF OR IN CONNECTION WITH OR RESULTING FROM (i) THE PRODUCTION, USE, OR SALE OF ANY APPARATUS OR PRODUCT, OR THE PRACTICE OF THE LICENSED INTELLECTUAL PROPERTY; OR (ii) ANY ADVERTISING OR OTHER PROMOTIONAL ACTIVITIES WITH RESPECT TO ANY OF THE FOREGOING, AND LICENSEE SHALL HOLD LICENSOR, AND ITS OFFICERS, AGENTS, OR EMPLOYEES, HARMLESS IN THE EVENT LICENSOR, OR ITS OFFICERS, AGENTS, OR EMPLOYEES, IS HELD LIABLE.

4.2 LICENSOR shall have the sole right to file, prosecute, and maintain all of the LICENSED INTELLECTUAL PROPERTIES and shall have the right to determine whether or not, and where: (i) to file a patent application, trademark application, or copyright application, (ii) to abandon the prosecution of any patent, patent application, trademark, trademark application, copyright, or copyright application, or (iii) to discontinue the maintenance of any patent, patent application, trademark, trademark application, copyright, or copyright application.

Termination.

5.1 This AGREEMENT shall terminate upon the expiration of the last to expire of the LICENSED INTELLECTUAL PROPERTIES included herein, or upon the abandonment of the last to be abandoned of any LICENSED INTELLECTUAL PROPERTY included herein, whichever is later, unless the AGREEMENT is sooner terminated.

5.2 LICENSEE may terminate this AGREEMENT at any time upon thirty (30) days’ written notice in advance to LICENSOR.

5.3 If either party shall be in default of any obligation hereunder, or shall be adjudged bankrupt, or become insolvent, or make an assignment for the benefit of creditors, or be placed in the hands of a receiver or a trustee in bankruptcy, the other party may terminate this AGREEMENT by giving thirty (30) days’ notice by Registered Mail to the other party, specifying the basis for termination.

Confidential	Page 2	License Agreement

Litigation.

6.1 Each party shall notify the other party in writing of any suspected infringement(s) of any of the LICENSED INTELLECTUAL PROPERTIES and shall inform the other party of any evidence of such infringement(s).

6.2 The sole right to institute suit for infringement and to recover damages shall rest with LICENSOR.

Nonassignabilitv.

7.1 This AGREEMENT imposes personal obligations on LICENSEE. LICENSEE shall not assign any rights under this AGREEMENT without the written consent of LICENSOR.

7.2 LICENSOR may freely assign its rights under this AGREEMENT.

Severability.

8.1 The parties agree that if any part, term, or provision of this AGREEMENT shall be found illegal or in conflict with any valid controlling law, the validity of the remaining provisions shall not be affected thereby.

8.2 In the event the legality of any provision of this AGREEMENT is brought into question because of a decision by a court of competent jurisdiction, LICENSOR, by written notice to LICENSEE, may revise the provision in question or may delete it entirely so as to comply with the decision of said court.

Integration, Alteration.

9.1 This AGREEMENT represents the entire understanding between the parties, and supersedes all other agreements, express or implied, between the parties concerning LICENSED INTELLECTUAL PROPERTIES.

9.2 A provision of this AGREEMENT may be altered only by a writing signed by both parties, except as provided in Sections 9.1 and 9.2, above.

Applicable Law.

10.1 This AGREEMENT shall be construed in accordance with the substantive laws of the State of Delaware of the United States of America.

Confidential	Page 3	License Agreement

IN WITNESS WHEREOF the parties have caused this AGREEMENT to be executed by their duly authorized officers effective as of the date first written above.

LICENSEE
Virtual Radiologic Professionals of Texas, P.A.		WITNESS/ATTEST:

By:	/s/ Sean O. Casey	/s/ George H. Frisch
Title:	President

LICENSOR
Virtual Radiologic Corporation		WITNESS/ATTEST:

By:	/s/ Sean O. Casey	/s/ George H. Frisch
Title:	President

Confidential	Page 4	License Agreement

Exhibit 7.4

SECURITY AGREEMENT

THIS SECURITY AGREEMENT (the “Agreement”), dated as of January 1, 2006 is entered into by and between Virtual Radiologic Professionals of Texas, P.A., a Delaware professional corporation (the “Grantor”), and Virtual Radiologic Corporation, a Delaware corporation (the “Secured Party”).

WITNESSETH:

WHEREAS, the Grantor is a professional corporation engaged in the business of providing professional teleradiology services, including teleradiology services performed by independent contractor physicians; and

WHEREAS, Grantor and Secured Party entered into that certain Management Services Agreement, of even date herewith (the “Service Agreement”), pursuant to which Secured Party is providing use of Secured Party’s teleradiology systems infrastructure, and management and other support services to Grantor; and

WHEREAS, pursuant to the Article 7 of the Service Agreement, the Grantor is responsible for certain payments to the Secured Party (“Payments”); and

WHEREAS, pursuant to Section 7.4 of the Service Agreement, in order to secure Secured Party’s Payments under the Service Agreement, Grantor has agreed to execute a security agreement that grants a security interest in all of the Grantor’s Eligible Accounts Receivable (as defined in the Service Agreement).

NOW, THEREFORE, the Grantor, intending to be bound hereby, in consideration of the premises hereof; in order to induce the Secured Party to enter into the Service Agreement, and for $1.00 and other good and valuable consideration, receipt and sufficiency of which is hereby acknowledged, hereby agrees with the Secured Party as follows:

Section 1. Grant of Security Interest. The Grantor, to secure the Obligations (as defined below), hereby grants to the Secured Party a continuing first priority security interest in and to all of the Grantor’s right, title and interest in and to all of the Grantor’s Accounts (as defined below), together with any interests therein, whether now owned or existing or hereafter acquired or arising and regardless of where located and all products, proceeds, substitutions, additions, accessions and replacements thereof (all of the same being herein referred to collectively as the “Collateral”). For purposes of this Agreement, the term “Accounts” shall mean all present and future Eligible Accounts Receivable, whether of the Grantor or of any shareholder or employee of the Grantor.

Section 2. Security for Obligations. This Agreement secures the full and prompt payment and performance of: (i) all payment obligations and liabilities of the Grantor to the Secured Party now or hereafter existing or arising under or relating to the Service Agreement; and (ii) all nonpayment obligations and liabilities of the Grantor now or hereafter existing or arising under or relating to this Agreement (all such liabilities and obligations described in clauses (i) and (ii) being hereinafter referred to collectively, as the “Obligations”). The Grantor and the Secured Party agree that they intend the security interest hereby granted to attach upon the execution of this Agreement.

Section 3. Grantor Remains Liable. Anything herein to the contrary notwithstanding:

(i) the Grantor shall remain fully liable under any contracts and agreements included in the Collateral to perform all of its duties and obligations thereunder; (ii) the exercise by the Secured Party of any of the rights hereunder shall not release the Grantor from any of its duties or obligations under any such Collateral; and (iii) the Secured Party is not obligated or liable under any such Collateral by reason of this Agreement, nor is the Secured Party obligated to perform any obligations or duties of the Grantor thereunder or to take any action hereunder.

Section 4. Further Assurances. The Grantor agrees that from time to time, at Secured Party’s expense, it will promptly execute and deliver all further instruments and documents to the Secured Party or its designated bailee, and take all further action, that may be necessary or appropriate, in the Secured Party’s commercially reasonable judgment, or that the Secured Party may request, in the Secured Party’s commercially reasonable judgment, in order to create, evidence, perfect or preserve any security interest granted or purported to be granted hereby or to enable the Secured Party to exercise and enforce its rights and remedies hereunder with respect to any Collateral, including, without limitation, executing and filing financing or continuation statements, or amendments thereto, as the Secured Party may request, without the signature of the Grantor where permitted by law.

Section 5. Representations and Warranties: General. The Grantor hereby acknowledges and agrees that all the representations and warranties made by the Grantor in the Service Agreement and any related document to which it is a party are incorporated herein and made a part hereof as if fully set forth herein and shall be deemed to have been made by the Grantor to the Secured Party hereunder. Without limiting the generality of the foregoing, the Grantor hereby represents and warrants that: (i) the Grantor has good and marketable title to the Collateral and it owns the Collateral free and clear of any lien, security interest, charge or encumbrance, except for the security interests in favor of the Secured Party created by this Agreement: (ii) this Agreement, together with actions heretofore taken, creates a valid and perfected first priority Lien in the Collateral, securing the payment of the Obligations, and all filings and other actions necessary to create, evidence, perfect and preserve such security interest (save for the timely filing of continuation statements or other statements required by applicable law) have been duly taken: and (iii) the correct corporate name of the Grantor is Virtual Radiologic Professionals of Texas, P.A., and the Grantor has no other corporate name or fictitious name and has not, during the immediately preceding five (5) years, been known under or used any other corporate, trade or fictitious name.

Section 6. Representations and Warranties: Accounts. The Grantor hereby represents and warrants with respect to its Accounts that: (i) they are not evidenced by a judgment and represent bona fide transactions contemplated in accordance with the terms and provisions contained; (ii) none arise out of any transaction with an account debtor that, by the terms of any agreement, forbids or makes the assignment of such Account to a third party void or unenforceable; and (iii) they have not been transferred, assigned or pledged to any Person other than the Secured Party pursuant to this Agreement.

Section 7. Covenants: General. Without limiting the agreements and covenants contained in the Service Agreement or in any related document to which the Grantor is a party, the Grantor hereby covenants and agrees with the Secured Party that: (i) the Grantor shall preserve and maintain the lien created by this Agreement and will protect and defend its title to the Collateral so that the lien so granted shall be and remain a continuing first priority perfected security interest in the Collateral; and (ii) the Grantor will not create, assume or suffer to exist any other lien or other encumbrance in the Collateral except for liens in favor of the Secured Party created by this Agreement. If, in violation of this Agreement, in the Secured Party’s sole opinion exercised in a commercially reasonable manner, any lien or other encumbrance (other than liens in favor of the Secured Party created by this Agreement) may create an obligation having priority over the lien granted hereby, the Secured Party may make written demand to the Grantor to pay such lien or other encumbrance and if such lien or other encumbrance shall remain unpaid five days after any such demand by the Secured Party, the Secured Party may pay such lien or other encumbrance and the amount of such payment shall be charged to the Grantor, be repaid within five business days of notice given by the Secured Party, and be secured by the lien granted hereby.

Section 8. Covenants Regarding Accounts. The Grantor shall keep its chief place of business and chief executive office and the office where it keeps its records concerning the Accounts (including, without limitation, all chattel paper which evidence such Accounts), at its present location or at one or more offices of the Secured Party, or, upon thirty (30) days’ prior written notice to the Secured Party, at other locations in a jurisdiction where all actions required by Section 4 hereof shall have been taken. The Grantor will preserve such records and chattel paper and will permit representatives of the Secured Party at anytime during normal business hours to inspect, verify and make copies from such records and chattel paper.

Section 9. Secured Party Appointed Attorney-in-Fact.

(a) The Grantor hereby appoints the Secured Party (and any officer or agent of the Secured Party with full power of substitution and revocation) such Grantor’s true and lawful attorney-in-fact, coupled with an interest, with full authority in the place and stead of the Grantor and in the name of the Grantor or otherwise, from time to time in the Secured Party’s discretion to: (i) if an Event of Default, as defined in the Service Agreement, is continuing, take any action and execute any instrument which the Secured Party may deem necessary or advisable to accomplish the purposes of this Agreement, including, without limitation, (I) to receive, endorse and collect all instruments made payable to the Grantor representing any income, dividend or other distribution in respect of the Collateral or any part or proceeds thereof and to give full discharge for the same; and (II) to transfer the Collateral, in whole or in part, to the name of the Secured Party or such other person or persons as the Secured Party may designate; take possession of and endorse any one or more checks, drafts, bills of exchange, money orders or any other documents received on account of the Collateral; collect, sue for and give acquittances for moneys due on account of the foregoing; withdraw any claims, suits, or proceedings pertaining to or arising out of the foregoing; take any other action contemplated by this Agreement; and sign, execute, acknowledge, swear to, verify, deliver, file, record and publish any one or more of the foregoing; and (ii) at any time execute and record or fileon behalf of the Grantor any evidence of a security interest contemplated by this Agreement or any refiling, continuation or extension thereof.

(b) The powers of attorney which shall be granted pursuant to Section 10(a) and all authority thereby conferred shall be granted -and conferred solely to protect the Secured Party’s interests in the Collateral and shall not impose any duty upon the attorney-in-fact to exercise such powers. Such powers of attorney shall be irrevocable prior to the indefeasible payment and performance in full of the Obligations and shall not be terminated prior thereto or affected by any act of the Grantor or by operation of law, including, but not limited to, the dissolution, insolvency, suspension of its present business, or merger, bulk sale or transfer of all or substantially all of its assets, or if any other event should occur before the indefeasible payment and performance in full of the Obligations and termination of the Service Agreement and the related documents, such attorney-in-fact shall nevertheless be fully authorized to act under such powers of attorney as if such dissolution or other event had not occurred and regardless of notice thereof.

Section 10. Secured Party May Perform Agreements. If the Grantor fails to perform any agreement contained herein, the Secured Party may itself, at Grantor’s expense, perform such agreement; provided, however, that any such action by the Secured Party shall not be deemed to be a waiver of any Event of Default or Default. The powers conferred on the Secured Party hereunder are solely to protect its interest in the Collateral and shall not impose any duty upon it to exercise any such powers. The Secured

Party shall have no duty as to any Collateral not in its possession.

Section 11. Remedies upon Event of Default. Subject to the terms of the Service Agreement, if any Event of Default shall have occurred and be continuing:

(a) in addition to other rights and remedies provided for herein or otherwise available to it, the Secured Party may exercise all the rights and remedies of a secured party under applicable law and may also: (i) in the name of the Secured Party, the Grantor or otherwise, demand, sue for, collect or receive any money or property at any time payable or receivable on account of or in exchange for, or make any compromise or settlement deemed desirable with respect to, any of the Collateral, and the Secured Party may modify the terms of payment or of a release, all without incurring responsibility to, or discharging or otherwise affecting any liability of, the Grantor; (ii) require the Grantor to, at its expense, assemble all or part of the Collateral as directed by the Secured Party and make it available to the Secured Party at a place to be designated by the Secured Party which is reasonably convenient to both parties; (iii) without notice (except as specified below) and with or without taking the possession thereof, sell, lease, assign, grant options to purchase or otherwise dispose of the Collateral or any part thereof in one or more parcels at public or private sale, at any location chosen by the Secured Party, for cash, on credit or for future delivery, and at such price or prices and upon such other terms as the Secured Party may deem commercially reasonable; and (iv) apply, without notice, any cash or cash items constituting Collateral in the possession of the Secured Party to payment of any of the Obligations. The Grantor waives, to the extent permitted by applicable law, all rights of the Grantor to prior notice and hearing under any other applicable statute or constitution.

(b) All cash proceeds received by the Secured Party in respect of any sale of, collection from, or other realization upon all or any part of the Collateral will be applied against the Obligations in such order as the Secured Party shall elect.

Section 12. Setoff. The Obligations will be paid by the Grantor without regard to any equities between the Grantor and the Secured Party or any right of setoff or cross-claim. Any indebtedness owing by the Secured Party to the Grantor may be set off and applied by the Secured Party against the Obligations at any time or from time to time either before or after maturity, without demand upon or notice to the Grantor or any Person.

Section 13. Indemnity and Expenses.

(a) The Grantor agrees to indemnify the Secured Party from and against any and all claims, losses and liabilities arising out of or resulting from this Agreement (including, without limitation, enforcement of this Agreement), except claims, losses or liabilities resulting solely from the Secured Party’s willful misconduct, gross negligence or violation of any law.

(b) The Grantor will, upon demand, pay to the Secured Party the amount of all expenses, including the reasonable fees and expenses of its counsel and of any experts and agents, which the Secured Party may incur in connection with: (i) the perfection, custody or preservation of, or the sale of, collection from, or other realization upon, any of the Collateral; (ii) the exercise or enforcement of any of the rights of the Secured Party hereunder; (iii) the failure by the Grantor to perform or observe any of the provisions hereof; or (iv) any actual or attempted sale, assignment of rights or interests, or exchange of, or any enforcement, collection, compromise or settlement, respecting the Collateral or any other property or money held hereunder, or any other action taken by the Secured Party hereunder whether directly or as attorney-in-fact pursuant to the power of attorney herein conferred, and all such expenses shall be deemed a part of the

Obligations for all purposes of this Agreement and the Secured Party may apply the Collateral or any other property or money held hereunder to payment of or reimbursement of itself for such expenses.

Section 14. Security Interests Absolute. All rights of the Secured Party, all Obligations of the Grantor and the liens hereunder are absolute and unconditional, irrespective of any lack of validity or enforceability of the Service Agreement, any other related document or any other agreement, or any other circumstance which might otherwise constitute a defense available to, or a discharge of, the Grantor in respect of the Obligations or this Agreement.

Section 15. Survival of Representations and Warranties. All representations, warranties, covenants and other agreements made herein shall survive the execution and delivery of this Agreement and shall continue in full force and effect until all amounts due under the Service Agreement and any other related documents have been indefeasibly paid in full. This Agreement shall remain and continue in full force and effect without regard to any modification, execution, renewal, amendment or waiver of any provision of any of the Service Agreement and other related documents.

Section 16. Waiver by Secured Party: Amendments. The rights and remedies given hereby are in addition to all others however arising, but it is not intended that any right or remedy be exercised in any jurisdiction in which such exercise would be prohibited by law. No action, failure to act or knowledge of the Secured Party shall be deemed to constitute a waiver of any power, right or remedy hereunder, nor shall any single or partial exercise thereof preclude any further exercise thereof or the exercise of any other power, right or remedy. Any waiver or consent respecting any covenant, representation, warranty or other term or provision of this Agreement shall be effective only in the specified instance and for the specific purpose for which given, and shall not be deemed, regardless of frequency given to be a further or continuing waiver or consent. The failure or delay of the Secured Party at any time or times to require performance of, or to exercise its rights with respect to, any representation, warranty, covenant or other term or provision of this Agreement in no manner shall affect its right at a later time to ‘enforce any such provision. No notice to or demand on a party in any case shall entitle such party to any other or further notice or demand in the same, similar or other circumstances. Any right or power of the Secured Party hereunder respecting the Collateral and any other property or money held hereunder may at the option of the Secured Party be exercised as to all or any part of the same and the term the “Collateral” wherever used herein; unless the context clearly requires otherwise, shall be deemed to mean (and shall be read as) the “Collateral and any other property or money held hereunder or any part thereof.” This Agreement shall not be amended nor shall any right hereunder be deemed waived except by a written agreement expressly setting forth the amendment or waiver and signed by the party against whom or which such amendment or waiver is sought to be charged.

Section 17. Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

Section 18. Notices. Any notice or other communication to be given or made to either party shall be made in accordance with Section 13.2 of the Service Agreement and shall be deemed effective as provided therein for purposes hereof.

Section 19. Continuing Security Interest: Assignments. This Agreement shall create a continuing first priority security interest in the Collateral and shall: (i) remain in full force and effect until the indefeasible payment in full or performance of the Obligations; (ii) be binding upon the Grantor, its successors and permitted assigns; and (iii) inure, together with the rights and remedies of the Secured Party hereunder, to the benefit of the Secured Party and its successors, transferees and assigns.

Section 20. Governing Law: Terms. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to its conflict of law provisions.

Section 21. Termination and Miscellaneous Provisions.

(a) This Agreement shall continue in full force and effect until all of the Obligations shall have been paid and satisfied in full.

(b) Section headings used herein are for convenience only and shall not affect the meaning or construction of any of the provisions hereof.

(c) This Agreement may be executed in any number of counterparts with the same effect as if the signatures thereto and hereto were upon the same instrument.

Section 22. Entire Agreement. This Agreement, taken together with all of the other related documents and all certificates and other documents delivered by the Grantor to the Secured Party, is the entire agreement and, except as otherwise contemplated herein, supersedes all prior agreements, written and oral relating to the subject matter hereof.

Section 23. Event of Default. For purposes of this Agreement the term “Event of Default” or “Default” shall mean Grantor’s failure to pay any of its payment obligations hereunder upon demand or satisfy any of its obligations hereunder.

(The balance of this page is intentionally left blank Signature pages follow.)

IN WITNESS WHEREOF, the parties hereto have caused this Security Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first above written.

GRANTOR:

VIRTUAL RADIOLOGIC PROFESSIONALS OF TEXAS, P.A.

By:	/s/ Sean O. Casey
Name:	Sean Casey
Title:	President

SECURED PARTY:

VIRTUAL RADIOLOGIC CORPORATION

By:	/s/ Sean O. Casey
Name:	Sean Casey
Title:	President